FOR IMMEDIATE RELEASE

CONTACTS:	Kris M. Maly or Kimberli O’Meara Investor Relations Aastrom Biosciences, Inc. Phone: (734) 930-5777	Kevin McGrath Cameron & Associates (Investors) Phone: (212) 245-4577 Stephen Zoegall Berry & Company (Media) Phone: (212) 253-8881

AASTROM RECIEVES LETTER FROM NASDAQ REGARDING
CONTINUED NON-COMPLIANCE WITH MINIMUM BID PRICE RULE

— Company Meets All Other NASDAQ Capital Market Initial Listing Requirements Other
Than the $1.00 Minimum Bid Price Rule; Company Will Request Hearing to Present
Plans for Regaining Compliance; Company to Remain Listed on
NASDAQ Capital Market During Hearing Process —

Ann Arbor, Michigan, October 7, 2009 — Aastrom Biosciences, Inc. (Nasdaq: ASTM), a leading developer of autologous cell products for the treatment of chronic cardiovascular diseases, announced today that it received a Staff Determination letter from the NASDAQ Stock Market (NASDAQ) on October 2, 2009 indicating that the Company has not regained compliance with the $1.00 minimum closing bid price requirement for continued listing set forth in NASDAQ Listing Rule 5550(a)(2). As a result, the Company’s common stock would be subject to delisting from the NASDAQ Capital Market on October 13, 2009 unless Aastrom requests a hearing before a NASDAQ Hearings Panel (the “Panel”).

Aastrom intends to request an oral hearing before the Panel within the timeframe provided by NASDAQ, which will stay the delisting of the Company’s securities. NASDAQ has provided guidance that to the extent practicable, it will schedule the hearing within 45 days of the date that the request for hearing is filed by Aastrom.

At the hearing, Aastrom intends to request continued listing on the NASDAQ Capital Market based upon its plan for regaining compliance with the minimum bid price requirement. The Panel has the authority, if it deems appropriate, to grant Aastrom up to an additional 180 days from the date of the Staff Determination letter of October 2, 2009, or until March 31, 2010, to implement its plan of compliance. The letter notes that the Company may wish to consider presenting a plan that includes a discussion of the events that it believes will enable it to regain compliance in this time frame, along with a commitment to effect a reverse stock split, if necessary.

About Aastrom Biosciences, Inc.

Aastrom is a leader in regenerative medicine developing autologous cell products for the treatment of chronic cardiovascular diseases. The Company’s proprietary Tissue Repair Cell (TRC) technology expands the numbers of stem and early progenitor cells from a small amount of bone marrow collected from the patient. Bone marrow provides a rich source of diverse cell populations, is easily accessible and allows Aastrom to produce a personalized treatment for site-specific delivery to the patient’s diseased tissues. Aastrom has treated more than 350 patients in various clinical trials over 10 years without any product safety issues.  The Company is currently conducting a Phase II cardiac regeneration clinical trial (the IMPACT-DCM trial) in patients with dilated cardiomyopathy (DCM – severe chronic heart failure) and a Phase IIb vascular regeneration clinical trial (the RESTORE-CLI trial) in patients with critical limb ischemia (CLI – the most severe form of peripheral arterial disease).

For more information, visit Aastrom’s website at www.aastrom.com.

This document contains forward-looking statements, including without limitation, statements concerning clinical trial plans and expectations, clinical activity timing, intended product development and commercialization objectives, adequacy of existing capital to support operations for a specified time, future capital needs, and potential advantages and application of Tissue Repair Cell (TRC) Technology, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “potential,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with clinical trial and product development activities, regulatory approval requirements, competitive developments, and the availability of resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in Aastrom’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

###